Exhibit 99.1

Energy Transfer Equity and Energy Transfer Partners Announce Form S-4 Registration

Statement Declared Effective by SEC

DALLAS, TX—September 11, 2018—Energy Transfer Equity, L.P. (NYSE: ETE) and Energy Transfer Partners, L.P. (NYSE: ETP) today announced that ETE’s Registration Statement on Form S-4 relating to the previously announced merger transaction between ETE and ETP has been declared effective as of September 7, 2018 by the Securities and Exchange Commission (“SEC”), and that ETP has filed a definitive proxy statement with the SEC for the special meeting of its unitholders to vote on the merger.

The special meeting of ETP unitholders will be held on October 18, 2018, at 10:00 a.m. local time, at Hilton Dallas Park Cities Hotel, 5954 Luther Lane, Dallas, Texas 75225. All ETP common unitholders of record as of the close of business on September 10, 2018, which is the record date for the special meeting, will be entitled to vote their common units. The approval of the proposal to adopt the merger agreement requires the affirmative vote of holders of at least a majority of the outstanding ETP common units held by unaffiliated ETP common unitholders, and as such, not voting will have the same effect as a vote against the merger.

Pursuant to the terms of the merger agreement, upon completion of the merger, ETP unitholders will receive 1.28 common units of ETE for each common unit of ETP they own.

ETE and ETP expect the transaction to close in October 2018, subject to certain closing conditions under the terms of the merger agreement, including receipt of the required approval by ETP’s unitholders and the satisfaction of other customary closing conditions.

Important information about the merger and the special meeting of ETP unitholders is included in the proxy statement/prospectus, which has been filed with the SEC and which will be mailed on or about September 11, 2018 to all ETP unitholders as of the record date. ETP unitholders whose ETP common units are held in “street name” by a bank, broker or other nominee will receive instructions from the bank, broker or other nominee that they must follow in order to have their ETP common units voted. Most brokers offer the ability for unitholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the internet. Any unitholders holding ETP common units in “street name” should instruct their bank, broker or other nominee to vote their common units as soon as practicable to ensure that such common units are voted in the transaction.

ETP common unitholders who have questions about the merger or the special meeting, or desire additional copies of the proxy statement/prospectus or additional proxy cards or voting instruction forms should contact MacKenzie Partners, Inc., ETP’s proxy solicitor, at: MacKenzie Partners, Inc., Toll free: (800) 322-2885, Collect: (212) 929-5500.

About the Partnerships

Energy Transfer Equity, L.P. (NYSE:ETE) is a master limited partnership that owns the general partner and 100% of the incentive distribution rights (IDRs) of Energy Transfer Partners, L.P. (NYSE: ETP) and Sunoco LP (NYSE: SUN). ETE also owns Lake Charles LNG Company and the general partner of USA Compression Partners, LP (NYSE: USAC). On a consolidated basis, ETE’s family of companies owns and operates a diverse portfolio of natural gas, natural gas liquids, crude oil and refined products assets, as well as retail and wholesale motor fuel operations and LNG terminalling.

Energy Transfer Partners, L.P. (NYSE: ETP) is a master limited partnership that owns and operates one of the largest and most diversified portfolios of energy assets in the United States. Strategically positioned in all of the major U.S. production basins, ETP owns and operates a geographically diverse portfolio of complementary natural gas midstream, intrastate and interstate transportation and storage assets; crude oil, natural gas liquids (NGL) and refined product transportation and terminalling assets; NGL fractionation; and various acquisition and marketing assets. ETP’s general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE).

Forward-Looking Statements

This press release includes “forward-looking” statements. Forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. Statements using words such as “anticipate,” “believe,” “intend,” “project,” “plan,” “expect,” “continue,” “estimate,” “goal,” “forecast,” “may” or similar expressions help identify forward-looking statements. ETE and ETP cannot give any assurance that expectations and projections about future events will prove to be correct. Forward-looking statements are subject to a variety of risks, uncertainties and assumptions. These risks and uncertainties include the risks that the proposed transaction may not be consummated or the benefits contemplated therefrom may not be realized. Additional risks include: the ability to obtain ETP unitholder approval and the satisfaction of the other conditions to the consummation of the proposed transaction, the potential impact of the consummation of the proposed transaction on relationships, including with employees, suppliers, customers, competitors and credit rating agencies, and the ability to achieve revenue, DCF and EBITDA growth, and volatility in the price of oil, natural gas, and natural gas liquids. Actual results and outcomes may differ materially from those expressed in such forward-looking statements. These and other risks and uncertainties are discussed in more detail in filings made by ETE and ETP with the SEC, which are available to the public. ETE and ETP undertake no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

ETE has filed with the SEC a registration statement on Form S-4, which includes a proxy statement of ETP that also constitutes a prospectus of ETE (the “proxy statement/prospectus”). The registration statement on Form S-4 was declared effective by the SEC on September 7, 2018, and the definitive proxy statement/prospectus will be delivered to ETP common unitholders of record as of September 10, 2018. SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS CAREFULLY. These documents and any other documents filed by ETE or ETP with the SEC may be obtained free of charge at the SEC’s website, at www.sec.gov. In addition, investors and security holders may obtain free copies of the proxy statement/prospectus by phone, e-mail or written request by contacting the investor relations department of ETE or ETP at: 8111 Westchester Drive, Dallas, TX 75225, Attention: Investor Relations, Email: InvestorRelations@energytransfer.com.

Participants in the Solicitation

ETE, ETP and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the directors and executive officers of ETE is contained in ETE’s Form 10-K for the year ended December 31, 2017, which was filed with the SEC on February 23, 2018. Information regarding the directors and executive officers of ETP is contained in ETP’s Form 10-K for the year ended December 31, 2017, which was filed with the SEC on February 23, 2018. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed merger is included in the proxy statement/prospectus.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

The information contained in this press release is available on our website at energytransfer.com.

Contacts

Investor Relations:

Bill Baerg

Lyndsay Hannah

Brent Ratliff

214-981-0795

Media Relations:

Vicki Granado

214-840-5820